As filed with the Securities and Exchange Commission on September 30, 2004            Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

COMPASS MINERALS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3972986
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8300 College Boulevard

Overland Park, Kansas 66210

(913) 344-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

COMPASS MINERALS INTERNATIONAL, INC.

DIRECTORS’ DEFERRED COMPENSATION PLAN

(Full title of the plan)

Rodney L. Underdown

Vice President and Chief Financial Officer

8300 College Boulevard

Overland Park, Kansas  66210

(913) 344-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradd L. Williamson, Esq.

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, New York 10022

(212) 906-1200

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered (1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	60,000	$21.90	$1,314,000	$166.50

(1)  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered pursuant to the Compass Minerals International, Inc. Directors’ Deferred Compensation Plan (the “Directors’ Plan”).

(2)  Represents 60,000 shares of common stock of Compass Minerals International, Inc. (the “Company”) that may be distributed pursuant to deferred compensation obligations under the Directors’ Plan.  Pursuant to Rule 416 of the Securities Act, additional shares of common stock, par value $0.01 per share (“Common Stock”) of the Company which become issuable to prevent dilution from any future stock split, stock dividend or similar transaction are also being registered.

(3)  For purposes of computing the registration fee only.  Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the average of the high and low price per share of the Company’s Common Stock as reported on the New York Stock Exchange composite tape on September 27, 2004.

PART I

Item 1.            Plan Information

Not required to be filed with this Registration Statement.

Item 2.            Registration Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

I.        INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed with the Securities and Exchange Commission, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

A.       The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

B.       The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

C.       The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

D.       The Company’s Registration Statement on Form S-1 (File No. 333-119288), including the exhibits thereto, which was filed with the Commission on September 27, 2004; and

E.        The description of the Company’s Capital Stock, contained in the Company’s Registration Statement on Form S-1 referred to above.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

II.       DESCRIPTION OF SECURITIES.

The following description of the deferred compensation obligations of the Company under the Compass Minerals International, Inc. Directors’ Deferred Compensation Plan, as amended (the “Directors’ Plan”) is qualified by reference to the Directors’ Plan.  Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Directors’ Plan.

The deferred compensation obligations incurred by the Company under the Directors’ Plan are unsecured general obligations of the Company, and will rank equally with other unsecured and unsubordinated indebtedness of the Company, from time to time outstanding, payable from the general assets of the Company.  Because the Company has subsidiaries, the right of the Company, and hence the right of creditors of the Company (including Participants in the Directors’ Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor may be recognized.

Under the Directors’ Plan, the Company provides its non-employee directors with deferred compensation benefits through the deferral of amounts earned (the “Fees”) for service as a member of the Board of Directors of the Company (the “Board”) (including amounts earned for service as a member of a committee of the Board).  The Directors’ Plan provides eligible directors with the opportunity in each election period to elect to defer up to 100% of his Fees.  The portion of the directors’ Fees that are deferred depends on the director’s election in effect with respect to elective contributions under the Directors’ Plan.  The Company maintains separate book-keeping accounts for each participant (“Deferred Compensation Accounts”).

The amount in each director’s Deferred Compensation Account represents the Company’s obligation to pay the director at some time in the future.  The amount that the Company is required to pay under the terms of the Directors’ Plan is equal to the deferrals made by the participant, as adjusted for hypothetical gains or losses attributable to the deemed investment in Common Stock, which are reflected in the participant’s Deferred Compensation Account.  A director is immediately vested in his or her deferrals and the income and gain attributable thereto.

The amounts payable to participants under the Directors’ Plan are distributed in accordance with the distribution provisions of the Directors’ Plan. Generally, such distributions are made at the director’s election as of the earlier of the first January 1 to occur following the date the director ceases to be a member of the Board or any specified January 1 at least three years from the date the deferral is made.  Distributions are payable in whole shares of Common Stock in a lump sum or in such number of annual installments as the director chooses.  Any fractional shares are paid in cash.

The Company reserves the right to amend or partially or completely terminate the Directors’ Plan, except that no such amendment or termination shall apply to the payment to any director or beneficiary of a deceased director of any amounts previously credited to a director’s deferred Compensation Account.

III.       INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

IV.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article Sixth of the Company’s amended and restated certificate of incorporation eliminates the personal liability of directors to the Company or its stockholders, to the fullest extent permitted under the General Corporation Law of the State of Delaware (the “DGCL”). Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

•    for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•    for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•    under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•    for any transaction from which the director derived an improper personal benefit.

The amended and restated certificate of incorporation and by-laws of the Company provide for the indemnification of all officers or directors to the fullest extent permitted by the DGCL and the Company’s amended and restated certificate of incorporation. Section 145 of the DGCL provides, in substance, that a Delaware corporation has the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The DGCL also provides that Delaware corporations may purchase insurance on behalf of any such director, officer, employee or agent. Compass Minerals International, Inc. has purchased and maintains insurance on behalf of the Company’s directors and officers.

V.       EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

VI.      EXHIBITS

A list of exhibits included as part of this Registration Statement is set forth on the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

VII.      UNDERTAKINGS

1.        The undersigned Registrant hereby undertakes:

a.        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(3)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1) and (a)(2) shall not apply to information contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

b.        That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.        To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

2.        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on September 30, 2004.

COMPASS MINERALS INTERNATIONAL, INC.

By:	/s/ Rodney L. Underdown
Name: Rodney L. Underdown
Title: Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of the Company hereby severally constitutes and appoints Rodney L. Underdown as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (unless revoked in writing) to sign this Registration Statement on Form S-8, and any and all amendments thereto, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might and could do in person hereby ratifying and confirming all that said attorney-in-fact and agent or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael E. Ducey	President, Chief Executive	September 30, 2004
Michael E. Ducey	Officer and Director
(Principal Executive Officer)

/s/ Rodney L. Underdown	Chief Financial Officer	September 30, 2004
Rodney L. Underdown	and Vice President (Principal Financial and Accounting Officer)

/s/ Joel A. Asen	Director	September 30, 2004
Joel A. Asen

/s/ Bradley J. Bell	Director	September 30, 2004
Bradley J. Bell

/s/ Peter P. Copses	Director	September 30, 2004
Peter P. Copses

/s/ Robert H. Falk	Director	September 30, 2004
Robert H. Falk

/s/ Richard S. Grant	Director	September 30, 2004
Richard S. Grant

/s/ Joshua J. Harris	Director	September 30, 2004
Joshua J. Harris

/s/ Scott M. Kleinman	Director	September 30, 2004
Scott M. Kleinman

/s/ Douglas A. Pertz	Director	September 30, 2004
Douglas A. Pertz

/s/ Heinn F. Tomfohrde, III	Director	September 30, 2004
Heinn F. Tomfohrde, III

Pursuant to the requirements of the Securities Act of 1933, as amended, the Compass Minerals International, Inc. Directors’ Deferred Compensation Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on September 30, 2004.

COMPASS MINERALS INTERNATIONAL, INC. DIRECTORS DEFERRED COMPENSATION PLAN

By:	The Board of Directors — Plan Administrator

By:	/s/ Michael E. Ducey
Michael E. Ducey

By:	/s/ Joel A. Asen
Joel A. Asen

By:	/s/ Bradley J. Bell
Bradley J. Bell

By:	/s/ Peter P. Copses
Peter P. Copses

By:	/s/ Robert H. Falk
Robert H. Falk

By:	/s/ Richard S. Grant
Richard S. Grant

By:	/s/ Joshua J. Harris
Joshua J. Harris

By:	/s/ Scott M. Kleinman
Scott M. Kleinman

By:	/s/ Douglas A. Pertz
Douglas A. Pertz

By:	/s/ Heinn F. Tomfohrde, III
Heinn F. Tomfohrde, III

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION

3.1

Form of Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4, filed on January 16, 2004, File No. 333-111953)

3.2

Form of Amended and Restated By-laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4, filed on January 16, 2004, File No. 333-111953)

4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A, filed on December 10, 2003, File No. 333-110250)
4.2	Compass Minerals International, Inc. Directors’ Deferred Compensation Plan
4.3

Investor Rights Agreement, dated November 28, 2001, between the Company and the holders of securities of the Company party thereto (incorporated herein by reference to Exhibit 10.14 the Company’s Registration Statement a Form S-4, File No. 333-104603)

5.1	Opinion of Latham & Watkins LLP
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on signature page)